CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 20 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 10, 1997, relating to the financial statements and financial highlights of Advance Capital I, Inc., which appears in the Statement of Additional Information. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

/s/ Price Waterhouse LLP
Price Waterhouse LLP
Detroit, Michigan
April 22, 1997